Exhibit 10.13

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this   25   day of October, 2023 (the “Effective Date”), between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and PIPELINE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Building:

That certain building known as 3565 General Atomics Court, San Diego, California, which is located on the real property owned by Landlord and described on Exhibit B-1, which includes that certain building known as 3535 General Atomics Court, San Diego, California (collectively, the “Property”).

Premises:

That portion of the Building, commonly known as Suite 200, containing approximately 23,120 rentable square feet, and a portion of Suite 100A, containing approximately 1,575 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:

The project described on Exhibit B-2, comprised of the Property and real property owned by affiliates of Landlord and operated as a single campus, including the Building and those certain buildings commonly known as 3530 and 3550 John Hopkins Court, San Diego, California, together with all current and/or future improvements, including, without limitation, buildings, parking structures/parking areas, and Project Amenities (as defined in Section 1), thereon and appurtenances thereto.

Base Rent:	Initially, $61.20 per rentable square foot of the Premises per year, subject to adjustment pursuant to Section 4 hereof.

Rentable Area of Premises: 24,695 sq. ft.

Rentable Area of Building: 42,458 sq. ft.

Rentable Area of Project: 218,459 sq. ft.

Tenant’s Share of Operating Expenses of Building: 58.16%

Building’s Share of Operating Expenses of Project: 19.43%

Security Deposit Amount: None.

Target Commencement Date: The date occurring 12 months after the mutual execution of this Lease by the parties.

Rent Adjustment Percentage: 3.0%

Base Term:

Beginning on the Commencement Date and ending 60 months from the first day of the first full month following the Commencement Date. For clarity, if the Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 2

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 975383	26 North Euclid Avenue
Dallas, TX 75397-5383	Pasadena, CA 91101
Attention: Corporate Secretary
Email: legalnotice@are.com

Tenant’s Notice Address	Tenant’s Notice Address
Prior to Commencement Date:	After Commencement Date:
10578 Science Center Drive, Suite 200	3565 General Atomics Court,
San Diego, California 92121	San Diego, California 92121
Attention: CFO	Attention: CFO
Email:	Email:

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A – PREMISES DESCRIPTION	[X] EXHIBIT B-1 – DESCRIPTION OF PROPERTY
[X] EXHIBIT B-2 – DESCRIPTION OF PROJECT	[X] EXHIBIT C – WORK LETTER
[X] EXHIBIT D – COMMENCEMENT DATE	[X] EXHIBIT E – RULES AND REGULATIONS
[X] EXHIBIT F – TENANT’S PERSONAL PROPERTY	[X] EXHIBIT G – MAINTENANCE OBLIGATIONS
[X] EXHIBIT H – CONTROL AREA	[X] EXHIBIT I – SIGNAGE
[X] EXHIBIT J – ROFR SPACE	[X] EXHIBIT K-1 – EXISTING FF&E
[X] EXHIBIT K-2 – REMOVABLE FF&E LIST	[X] EXHIBIT K-3 – REMOVABLE FF&E PLAN
[X] EXHIBIT L – N2 STORAGE AREA	[X] EXHIBIT M – STORAGE AREA

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project that are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Subject to the terms and conditions of this Lease, Tenant shall have the appurtenant right to use the Common Areas along with others having the right thereto. The Common Areas shall include, without limitation, any common amenities now or hereafter located in, on or otherwise serving the Project, if any, as may exist from time to time, as determined by Landlord in Landlord’s sole and absolute discretion (each, a “Project Amenity” and collectively, the “Project Amenities”). Landlord reserves the right to modify the Common Areas, provided that such modifications do not materially adversely affect, except on a temporary basis, Tenant’s access to or use of the Premises for the Permitted Use or Tenant’s parking rights under Section 10 of this Lease. From and after the Commencement Date through the expiration of the Term (as defined in Section 2), Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). Landlord shall Deliver the Premises to Tenant upon Substantial Completion of the Tenant Improvements. If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. If Landlord does not Deliver the Premises within 120 days of the Target Commencement Date for any reason other than Force Majeure (as defined in Section 34) delays and Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter. If Tenant does not elect to void this Lease within 5 business days of the lapse of such 120 day period (as extended by Force Majeure delays and Tenant Delays) such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 3

The “Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Premises to Tenant; and (ii) the date Landlord could have Delivered the Premises but for Tenant Delays. Upon request of Landlord or Tenant, the parties shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, either party’s failure to execute and deliver such acknowledgment shall not affect either party’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined in the Basic Lease Provisions and the Extension Term which Tenant may exercise pursuant to Section 40 of this Lease.

Subject to the provisions of Section 6 of the Work Letter, provided that Tenant has delivered a certificate of insurance reflecting the insurance coverage required to be maintained by Tenant under Section 17, Landlord shall permit Tenant access to the Premises for a period of up to 45 days prior to the Commencement Date for Tenant’s installation and setup of furniture, fixtures and equipment (which shall include, without limitation, Tenant’s installation of low voltage cabling and Tenant’s Security System (as defined below) within the Premises) (“FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord and does not interfere with or delay Landlord’s construction of Landlord’s Work, and Tenant complies with the terms of this Lease and all other reasonable restrictions and conditions Landlord may impose. All such access shall be during normal business hours. Any access to the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent, Operating Expenses or Utilities (as defined below).

During the Lease Term, Tenant shall have the right to use all of the furniture, fixtures and equipment located within the Premises (the “Existing FF&E”) identified in further detail on Exhibit K-1 attached hereto, at no additional cost or expense to Tenant. For the avoidance of doubt, prior to the Commencement Date, Landlord shall remove from the Premises all of the furniture, fixtures and equipment (i) identified on Exhibit K-2 attached hereto (the “Removable FF&E List”) and, to the extent not duplicative of the foregoing, (ii) identified in red on the space plan attached hereto as Exhibit K-3 (“Removable FF&E Space Plan”). Tenant shall have no right to remove any of the Existing FF&E from the Premises without Landlord’s prior written consent and the Existing FF&E shall be returned to Landlord at the expiration or earlier termination of the Term in its the same condition as received, subject to ordinary wear and tear. Following the Commencement Date, Landlord will remove, at Tenant’s sole cost and expense, all Existing FF&E that the Tenant identifies as not needed by Tenant by written notice thereof to Landlord, and Landlord shall remove such identified Existing FF&E from the Premises within a reasonable time period thereafter.

Landlord and Tenant acknowledge and agree that (i) as of the date of this Lease there exist significant global supply chain delays and shortages of construction materials, supplies and equipment (collectively, “Supply Chain Delays”), (ii) the availability of fixtures, equipment and/or materials required for the performance and/or Substantial Completion of the Tenant Improvements (collectively, “Required Materials”), may be subject to longer lead times than normally anticipated due to such Supply Chain Delays, (iii) the unavailability or delayed delivery of Required Materials may result in disruption to progress of the construction of the Tenant Improvements in the ordinary course, and (iv) the Substantial Completion of the Tenant Improvements may be delayed resulting directly or indirectly from the unavailability or delayed delivery of Required Materials. Landlord shall notify Tenant in writing of any Supply Chain Delays that may result in any delay in the substantial completion of the Tenant Improvements at the time Landlord is notified or made aware of such Supply Chain Delays and shall provide Tenant with a written estimate of the expected delay. Landlord shall use commercially reasonable efforts to mitigate the impacts of such Supply Chain Delays; provided, however, that Landlord shall not be required to incur any additional cost or expense in connection with such mitigation.

Landlord and Tenant further acknowledge and agree that (i) as of the date of this Lease, the City of San Diego (the “City”) is routinely taking longer to issue the permits and approvals (collectively, “Permits”) required for the design and construction of Improvements than the timeframes contemplated by Landlord in the development of the schedule for the completion of Improvements (the “Standard Issuance Period”), and (ii) to the extent the issuance of any Permits required for the design and/or construction of Improvements is delayed beyond the Standard Issuance Period (except for delays due to Landlord’s failure

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 4

to timely provide the City with information requested from Landlord by the City (except to the extent that such delays arise due to Tenant’s failure to provide Landlord information requested from Tenant by Landlord)), then the Target Commencement Date shall be delayed 1 day for each day following the expiration of the Standard Issuance Period that the City fails to issue any such Permits (through and including the date that such Permits are issued by the City). Landlord shall use commercially reasonable efforts to mitigate the impacts of any Permit Delays; provided, however, that Landlord shall not be required to incur any additional cost or expense in connection with such mitigation.

Except as set forth in the Work Letter: (A) Tenant shall accept the Premises in their condition as of the Commencement Date; (B) Landlord shall have no obligation for any defects in the Premises; and (C) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Notwithstanding the foregoing, nothing in this paragraph shall limit Landlord’s repair and maintenance obligations under Section 13 of the Lease.

Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems (as defined in Section 13) serving the Premises of which Tenant notifies Landlord in writing within 90 calendar days after the Commencement Date, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Lease (including the Work Letter), neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, the Property or the Project, and/or the suitability of the Premises, the Property or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises, the Property or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations that are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. On the later to occur of (i) the date Tenant delivers an executed copy of this Lease to Landlord, and (ii) October 1, 2023, Tenant shall deliver to Landlord Base Rent in the amount of $251,889.00. 50% of foregoing amount shall be credited towards the Base Rent due for the first full calendar month of the Base Term, and the remaining 50% of such amount shall be a credit towards Base Rent due for the last full calendar month of the Base Term. Subject to the foregoing sentence, Tenant shall pay to Landlord in advance, without demand, abatement (except as otherwise expressly provided for in this Lease), deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful currency of the United States of America, to the physical address designated by Landlord or by federally insured electronic fund transfer (“EFT”) via wire, Society for Worldwide Interbank Financial Communications (SWIFT) or automated clearing house (ACH) pursuant to the instructions provided by Landlord to Tenant (the “EFT Payment Instructions”). All EFT payments made by Tenant pursuant to this Section 3(a) must include a reference to ARE-3535/3565 General Atomics Court, LLC, as well as the address of the Building (i.e., 3565 General Atomics Court). Payments of Base Rent for any fractional calendar month shall be prorated. Notwithstanding anything to the contrary contained herein, if the Commencement Date occurs on a day other than the first day of a calendar month, then Tenant shall pay to Landlord the prorated Base Rent for such partial month on the Commencement Date and the prepaid Base Rent delivered by Tenant pursuant to this first sentence of this Section 3(a) shall be applied to the first full calendar month following the Commencement Date. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 5

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5) as provided in Section 5, and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period. Tenant shall pay to Landlord any and all Additional Rent due hereunder by EFT in accordance with the EFT Payment Instructions. All EFT payments made by Tenant pursuant to this Section 3(b) must include a reference to ARE-3535/3565 General Atomics Court, LLC, as well as the address of the Building (i.e., 3565 General Atomics Court).

4. Adjustments. Base Rent shall be increased on each annual anniversary of the Commencement Date (provided, however, that if the Commencement Date occurs on a day other than the first day of a calendar month, then Base Rent shall be increased on each annual anniversary of the first day of the first full calendar month immediately following the Commencement Date) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments.

(a) Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be reasonably revised by Landlord from time to time during such calendar year. Commencing on the Commencement Date, and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

(b) The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project) including, without duplication, (1) Taxes (as defined in Section 9), (2) the cost of upgrades to the Building or Project or enhanced services provided at the Building and/or Project which are intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions (as defined in Section 26), (3) the cost of the Project Amenities (including, without limitation, reimbursement by Landlord to affiliates of Landlord for market rent paid by such affiliates to Landlord for Project Amenities space, commercially reasonable reduced rent, commercially reasonable subsidies or other commercially reasonable concessions which Landlord may provide in connection with the Project Amenities), (4) transportation services (including the Shuttle Service Costs (as defined in Section 44(s)), and (5) the cost of repairs, improvements and replacements, provided that to the extent that such repairs, improvements and/or replacements are reasonably determined by Landlord to be Capital Items (as defined in sub-section (ii) below), such costs shall be amortized over the lesser of 10 years and the useful life of such Capital Items, as reasonably determined by Landlord taking into account all relevant factors including, without limitation, the 24/7 operation of the Building, with interest at 8.5% per annum, excluding only:

(i) the original construction costs of the Project and renovation prior to the Commencement Date (and the original construction costs of the parking structure, if any, currently serving the Building) and costs of correcting defects in such original construction or renovation;

(ii) capital expenditures except for repairs, improvements or replacements, to the extent reasonably determined by Landlord in accordance with sound real estate accounting principles to be capital in nature, and: (1) are required in order to comply with Legal Requirements first imposed after the Commencement Date; (2) are intended to reduce Operating Expenses

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 6

and/or to maintain or improve the utility or efficiency of the Project including any Building Systems (as defined in Section 13), (3) maintain or improve the safety, security or sustainability of the Project, or (4) are required to replace capital items that have reached the end of their useful life or to extend the life of any capital items, including the replacements of parts or components of capital items (collectively, “Capital Items”);

(iii) interest, principal payments of Mortgage debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured, and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(iv) depreciation of the Project (except for Capital Items, the cost of which are includable in Operating Expenses);

(v) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(vi) legal and other expenses incurred in the negotiation or enforcement of leases;

(vii) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(viii) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(ix) salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (ii) officers and employees of Landlord or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project;

(x) costs incurred for off-site offices or facilities maintained in connection with the management, operation, engineering, sustainability, Utility and/or security services provided to the Project and other properties owned by Landlord or affiliates of Landlord, except to the extent of the Project’s share of such costs as proportionately allocated among the Project and such other properties owned by Landlord or affiliates of Landlord served by such off-site offices or facilities;

(xi) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(xii) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 7

(xiii) costs including, without limitation, penalties and fines, incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(xiv) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(xv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xvi) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(xvii) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xviii) costs incurred in the sale or refinancing of the Project;

(xix) net income taxes of Landlord or the owner of any interest in the Project or franchise, capital stock, gift, estate or inheritance taxes, transfer taxes, or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein (except to the extent such taxes are in substitution for any Taxes payable hereunder);

(xx) any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Building or the Project for which Tenant is not responsible under this Lease;

(xxi) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant (other than Tenant) at the Project;

(xxii) long term rentals for equipment ordinarily considered to be of a capital nature if such equipment is customarily leased in the operation of first class laboratory/office buildings in the San Diego metropolitan area;

(xxiii) costs in connection with the Regional Amenities (as defined in Section 41), other than the Regional Amenities Fee (as defined in Section 41) payable by Tenant pursuant to Section 41;

(xxiv) costs occasioned by condemnation;

(xxv) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by insurance (or which would have been reimbursed by insurance required to be carried by Landlord pursuant to Section 17);

(xxvi) the costs of performing the Tenant Improvements;

(xxvii) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(xxviii) costs of repairs or other work necessitated by fire, windstorm or other similar casualty (deductible amounts may be included by Landlord as part of Operating Expenses);

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 8

(xxix) costs reimbursed to Landlord under any warranty carried by Landlord for the Project, which warranties Landlord shall, as part of Operating Expenses, use commercially reasonable efforts to enforce;

(xxx) insurance deductibles in excess of deductibles that Tenant can demonstrate are in excess of customary deductible amounts carried by institutional owners of comparable projects in the Torrey Pines area; and

(xxxi) reserves other than for the payment of Taxes for the then-current calendar year;

(xxxii) costs of signs at the Project in or on the Buildings exclusively identifying Landlord as the owner of the Project or exclusively identifying other tenants;

(xxxiii) costs for late charges, interest or penalties due to the late payment of bills by Landlord unless Tenant fails to make any applicable payments to Landlord on the due date;

(xxxiv) costs of repairs directly resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties (as defined below);

(xxxv) any entertainment, dining (not including subsidies in connection with the Project Amenities which shall be included as part of Operating Expenses) or travel expenses for any purpose;

(xxxvi) the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Project; and

(xxxvii) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

As part of Operating Expenses, Tenant shall be required to pay the costs of Landlord’s third party property manager (not to exceed 3% of Base Rent) or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any Capital Items that are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the “Energy Savings Costs”) shall be amortized over a period of years equal to the least of (A) 10 years, (B) the useful life of such Capital Items, and (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such Capital Items.

(c) Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement for the previous calendar year (an “Annual Statement”) showing in reasonable detail: (i) the total Operating Expenses, (ii) Tenant’s Share of Operating Expenses, and (iii) the total amount of Operating Expenses actually paid by Tenant. If Tenant’s Share of Operating Expenses for such year exceeds the total amount of Operating Expenses actually paid by Tenant for such year, then the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If the total amount of Operating Expenses actually paid by Tenant for such year exceeds the amount of Tenant’s Share of Operating Expenses for such year, then Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration or earlier termination of the Term, or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 9

(d) The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Landlord’s delivery to Tenant of the Annual Statement, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions, including source documentation for the disputed items (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all actual, out-of-pocket costs incurred by Tenant for the Independent Review. Tenant shall not disclose the results of any Independent Review to any third parties; provided, however, that Tenant may disclose such information to Tenant’s employees, attorneys and accountants in connection with Tenant’s business at the Premises or if required in connection with any dispute resolution proceeding between Landlord and Tenant.

(e) Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Building had been 95% occupied on average during such year.

(f) “Tenant’s Share” shall be the percentage set forth on the first page of this Lease as “Tenant’s Share of Operating Expenses of Building,” and “Building’s Share” shall be the percentage set forth on the first page of this Lease as “Building’s Share of Operating Expenses of Project,” each as may be reasonably adjusted by Landlord for changes in the physical size of the Premises, Building, Property and/or Project occurring thereafter. Landlord and Tenant agree that the rentable square footage of the Premises set forth on Page 1 of the Lease shall not be subject to re-measurement by either party during the Base Term. If Landlord has a reasonable basis for doing so, Landlord may equitably increase Tenant’s Share for any Operating Expenses that relate to any item of expense or cost (1) equitably and reasonably allocated only to the Premises, the Building, Property or Project that includes the Premises, (2) equitably and reasonably allocated to only a portion of the Building, Property or Project that includes the Premises, or (3) a greater proportion of which is equitably and reasonably allocated to the Premises, or a portion of the Building or Project that includes the Premises, as reasonably determined by Landlord. If Landlord has a reasonable basis for doing so, Landlord may equitably increase the Building’s Share for any Operating Expenses that relate to any items of expense or cost (A) equitably and reasonably allocated to only the Building or a portion of the Property or Project that includes the Building, or (B) a greater proportion of which is equitably and reasonably allocated to the Building, the Property or a portion of the Project that includes the Building, as reasonably determined by Landlord. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 10

6. Intentionally Deleted.

7. Use.

(a) Generally. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises that is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. The use that Tenant has disclosed to Landlord that Tenant will be making of the Premises as of the Commencement Date will not result in the voidance or an increased insurance risk with respect to the insurance currently being maintained by Landlord. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 7. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar Legal Requirement. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project. In no event shall Tenant conduct any auction, liquidation, or going out of business sale on the Premises, or use or allow the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment which would overload the floor in or upon the Premises (unless Tenant agrees to pay, at its sole cost and expense, for any reinforcement of the floor as reasonably determined to be necessary by Landlord) or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner that will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Building as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use (unless Tenant agrees to pay, at its sole cost and expense, all costs in connection with altering the Building to increase such capacity).

(b) Compliance. Landlord shall be responsible, (i) subject to the terms of the Work Letter, for the compliance of the Premises with Legal Requirements (including, without limitation, the ADA) as of the Commencement Date, and (ii) at Landlord’s cost, for the compliance of the Common Areas of the Project with Legal Requirements (including, without limitation, the ADA) as of the Commencement Date. Following the Commencement Date, Landlord shall make any alterations or modifications to the Common Areas that are required by Legal Requirements and cost of such alterations or modifications shall (x) constitute an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located and is not otherwise excluded from Operating Expenses under Section 5(b) above), or (y) be at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises or Alterations (as defined in Section 12 below)). Except as otherwise expressly provided in the 2 immediately preceding sentences, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s specific use or occupancy of the Premises and any Alterations. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all Claims (as defined in Section 16) arising out of or in connection with Legal Requirements related to Tenant’s specific use or occupancy of the Premises or Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s specific use or occupancy of the Premises or Alterations.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 11

(c) Sustainability. Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith. Any costs incurred to obtain any such “green” certification shall be paid by Landlord, at no cost to Tenant; provided, however, that any costs incurred by Landlord to maintain such “green” certification in effect shall be included as part of Operating Expenses.

8. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (a) Tenant shall become a tenant at sufferance upon the terms of this Lease except that (x) for the first 60 days of such holdover, the monthly rental shall be equal to 125% of Rent in effect during the last 30 days of the Term, and (y) thereafter, the monthly rental shall be equal to (i) 150% of Base Rent in effect during the last 30 days of the Term, plus (ii) Tenant’s Share of Operating Expenses, plus (iii) all other amounts payable by Tenant under this Lease, and (b) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over including, without limitation, consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages; provided, however, that Tenant shall not be liable for consequential damages in connection with a holdover of 30 days or less. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (a) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Building, Property or Project or any portion thereof, or (b) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises, the Building, the Property or the Project, or (c) assessed or imposed by or on the operation or maintenance of any portion of the Premises, the Building, the Property or the Project, including parking, or (d) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (e) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Property or Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Notwithstanding anything to the contrary herein, Landlord shall only charge Tenant for such assessments as if those assessments were paid by Landlord over the longest possible term which Landlord is permitted to pay for the applicable assessments without additional charge other than interest, if any, provided under the terms of the underlying assessments. Taxes shall not include any net income taxes except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Taxes are levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Building, Property or Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and regardless of whether such improvements or alterations are affixed to the real property so as to become a part thereof,

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 12

higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Building, Property or Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10. Parking. Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, at no additional cost to Tenant during the Base Term, in common with other tenants of the Project, to use (x) 32 parking spaces located in the subterranean parking structure serving the Building, of which up to 12 of such spaces may, at Landlord’s election, be tandem parking spaces, provided that Tenant shall in any case receive 32 parking cards for entry into such subterranean parking structure serving the Building, and (y) 26 parking spaces located in the surface parking lot serving the Project, in those areas designated for non-reserved parking, subject in each case to Landlord’s reasonable and non-discriminatory rules and regulations. Landlord may allocate parking spaces among Tenant and other tenants in the Project if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11. Utilities; Services.

(a) Generally. Landlord shall provide or cause to be provided to the Premises, subject to the terms of this Section 11, (i) water, (ii) electricity (including lights and plugs), (iii) heat, ventilation and air conditioning (collectively, “HVAC”), (iv) power, (v) natural gas and (vi) sewer (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s direct reimbursement obligation as provided for below, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any Taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Landlord’s expense (except to the extent necessary as a result of Tenant’s disproportionate use of Utilities in which case Tenant shall pay the cost), any Utilities to be separately metered or charged directly to Tenant by the provider. The Premises are not currently submetered for electricity. As part of Landlord’s Work, Landlord shall install, at Landlord’s sole cost, emon dmon or similar submeters in the Premises to measure Tenant’s usage of electricity to lights and plugs in the Premises. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services (with may include, among other Utilities and services, telephone and internet service) which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. Landlord shall make no profit from the collection of Operating Expenses with respect to jointly metered Utilities. No interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as otherwise provided in the immediately following paragraph, the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of a Utility Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of a Utility Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 3 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 3 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 13

rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Utility Service” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

(b) Landlord shall, as part of Operating Expenses, provide or cause to be provided with respect to the Common Areas only, refuse and trash collection and janitorial services. Tenant shall be responsible for contracting directly with a vendor reasonably acceptable to Landlord and paying for its own janitorial services for the Premises.

(c) Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the capacity of the emergency generators located in the Building as of the Commencement Date, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Except as otherwise provided in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.

(d) Energy Usage Data. With respect to separately metered Utilities provided to the Premises that are paid for by Tenant directly to the Utility provider, if any, Tenant agrees to provide Landlord with access to Tenant’s water and energy usage data on a monthly basis, by providing Tenant’s applicable utility login credentials to Landlord’s designated online portal. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12. Alterations and Tenant’s Property.

(a) Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant (other than the initial Tenant Improvements (as defined in the Work Letter), which shall be governed by the Work Letter), but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the Building structure or Building Systems and shall not be otherwise unreasonably withheld. Tenant may, subject to this terms of this Section 12, construct nonstructural, cosmetic Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $150,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing, which notice shall be delivered to Landlord not less than 15 business days in advance of any proposed construction, of such intended Notice-Only Alteration along with a description of the scope of such Notice-Only Alteration (and, if applicable, the plans and specifications for such Notice-Only Alteration) and a list of the identities and mailing addresses of all persons performing work or supplying materials. Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of Alterations, including Notice-Only Alterations, as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval of an Alteration shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 14

accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with applicable insurance requirements and applicable Legal Requirements, and shall, subject to Section 7, implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, within 30 days after demand an amount equal to 2% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision; provided, however that such fee shall not be payable in connection with Notice-Only Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

(b) With respect to all Alterations, Tenant shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration if the nature of such Alterations is such that “as-built” plans are typically prepared.

(c) Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for all or in part by Landlord that may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, clean rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property that was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to reimbursement from Tenant for its actual, reasonable out-of-pocket costs incurred in connection with the preparation and negotiation of each such waiver of lien.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 15

Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove the Tenant Improvements constructed pursuant to the Work Letter at the expiration or earlier termination of the Term of this Lease nor shall Tenant have any right to remove any of the Tenant Improvements at any time.

13. Landlord’s Repairs. Landlord shall, at Landlord’s sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof (not including the roof membrane), exterior walls and foundation of the Building (“Structural Items”) unless the need for such repairs or replacements is caused by Tenant or any Tenant Parties, in which case Tenant shall bear the full cost to repair or replace such Structural Items. Landlord shall, as an Operating Expense, be responsible for the routine maintenance and repair of such Structural Items. Landlord, as an Operating Expense, shall maintain, repair and replace the roof membrane and all of the (a) all of the exterior, parking and other Common Areas of the Project, and (b) all Building systems serving both the Premises and other portions of the Project including, without limitation, HVAC, plumbing, fire sprinklers (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to temporarily stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 48 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this paragraph, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during any such planned stoppages of Building Systems. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or, except as otherwise expressly provided in Section 31, to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Notwithstanding anything to the contrary contained herein, repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18. Notwithstanding anything to the contrary contained herein, Tenant shall have the self-help rights set forth in Section 31 hereof.

Notwithstanding anything to the contrary contained in this Lease, as of the Commencement Date, the maintenance and repair obligations for the Premises shall be allocated between Landlord and Tenant as set forth on Exhibit G attached hereto. The maintenance obligations allocated to Tenant pursuant to Exhibit G (the “Tenant Maintenance Obligations”) shall be performed by Tenant at Tenant’s sole cost and expense. The Tenant Maintenance Obligations shall include the procurement and maintenance of contracts including, without limitation, for in-suite tank refills, bulk tank refills, janitorial cleaning, access controls and security, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors reasonably acceptable to Landlord specializing and experienced in the respective Tenant Maintenance Obligations. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Tenant pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable equipment. Landlord shall, notwithstanding anything to the contrary contained in this Lease, have no obligation to perform any Tenant Maintenance Obligations. The Tenant Maintenance Obligations shall not include the right or obligation on the part of Tenant to make any structural and/or capital repairs or improvements to the Project, and Landlord shall, during any period that Tenant is

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 16

responsible for the Tenant Maintenance Obligations, continue, as part of Operating Expenses, to be responsible, as provided in the immediately preceding paragraph, for capital repairs and replacements required to be made to the Project. If Tenant fails to maintain any portion of the Premises for which Tenant is responsible as part of the Tenant Maintenance Obligations in a manner reasonably acceptable to Landlord within the requirements of this Lease, Landlord shall have the right, but not the obligation, to provide Tenant with written notice thereof and to assume the Tenant Maintenance Obligations if Tenant does not cure Tenant’s failure within 15 days after receipt of such notice.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, interior doors, ceilings, interior windows, interior walls, the interior side of demising walls and any mechanical systems or equipment exclusively serving the Premises. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 business days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant for the actual costs of such work within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency (i.e., a circumstance which poses an imminent threat of harm to persons or substantial property damage), Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the actual costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Mechanic’s Liens. Tenant shall fully discharge of record from title or from the public record, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Property or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 15 days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises, the Property and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to fully discharge of record any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Property and/or Project and the costs incurred by Landlord in connection therewith shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building, Property or Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in the suite number designated to the Premises in the Basic Lease Provisions.

16. Indemnification. Subject to the waiver of subrogation set forth in Section 17, Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, members, partners, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of the use or occupancy of the Premises or the Project by Tenant or any Tenant Parties (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord Indemnified Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 17

business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

Subject to all of the other provisions of this Lease including, without limitation, the waivers provided in Sections 17 and 36, Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all third party Claims for injury or death to persons or damage to property occurring at the Project (outside of the Premises) caused by Landlord’s willful misconduct or negligence, except to the extent caused by the willful misconduct or negligence of Tenant or Tenant Parties.

The provisions of this Section 16 shall survive the expiration or earlier termination of the Lease.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project (including the Tenant Improvements to the extent paid for by Landlord). Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. All such insurance shall be included as part of the Operating Expenses. The Building, Property or Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Building, Property or Project will be determined by Landlord based upon the insurer’s cost calculations).

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises, which coverage amount may be satisfied through a combination of primary and umbrella policies. The commercial general liability insurance maintained by Tenant shall include Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, members, partners, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide”; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Tenant shall (i) provide Landlord with 30 days advance written notice of cancellation of such commercial general liability policy, and (ii) request Tenant’s insurer to endeavor to provide 30 days advance written notice to Landlord of cancellation of such commercial general liability policy (or 10 days in the event of a cancellation due to non-payment of premium). Certificates of insurance showing the limits of coverage required hereunder and showing the Landlord Insured Parties and Additional Insured Parties (as defined below) as an additional insureds, shall be delivered to Landlord by Tenant (i) concurrent with Tenant’s delivery to Landlord of a copy of this Lease executed by Tenant, and (ii) prior to each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewal certificates.

Tenant shall, in addition to the Landlord Insured Parties, include the following parties as additional insureds under Tenant’s commercial general liability insurance (collectively, “Additional Insured Parties”): (i) any Holder of a Mortgage encumbering the Property or the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Building, the Property or the

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 18

Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Notwithstanding anything to the contrary contained in this Lease, neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises, the Property or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of any Holder of a Mortgage encumbering the Project or any portion thereof and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months following the date of discovery of the casualty (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice from Tenant to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete and access to the Premises as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice from Tenant to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant, subject to abatement as expressly set forth in the immediately following paragraph.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 19

Promptly following the date that Landlord makes the Premises available to Tenant for Tenant’s repairs and/or restoration, Tenant shall, at Tenant’s expense, promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain Hazardous Materials Clearances, all repairs or restoration (which restoration shall be performed as an Alteration in accordance with Section 12) not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds (excluding deductible amounts) are not available for such restoration. Base Rent and Operating Expenses shall be abated from the date all required Hazardous Materials Clearances are obtained until the Premises are repaired and restored, in the proportion that the area of the Premises, if any, that is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Property or Project, and any statute or regulation that is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Property or the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises, the Building, the Property or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of such date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises, the Building, the Property or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 20

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 business days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to fully discharge or record or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 days after Tenant received notice that any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief that is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.

(h) Financial Information. Tenant fails to provide any financial information required to be delivered by Tenant to Landlord pursuant to Section 44(c) following written request from Landlord, within 5 business days after a second notice requesting such financial information.

(i) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant. Any notice given under Section 20(i) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice. Notwithstanding the foregoing, if the nature of Tenant’s default pursuant to Section 20(i) is such that it cannot be cured by the payment of funds, does not affect the safety, security or integrity of the Building or Building Systems or affect other occupants of the Project and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 21

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy that it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing Section 21(c)(i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid rent that has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 22

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 21(c)(ii)(A) and (B), above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 21(c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to the terms of Section 22). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Whether or not Landlord elects to terminate this Lease following a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. Upon Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d) hereof, at Tenant’s expense.

(vi) Landlord shall have the right to suspend the performance of Landlord’s Work (and each day of such suspension shall constitute a Tenant Delay).

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter, re-take or otherwise obtain possession of the Premises as provided in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 23

Notwithstanding any contrary provision of this Lease, neither party shall be liable to the other party for any consequential damages arising under this Lease; provided that this sentence shall not apply to Landlord’s damages (x) as expressly provided for in Section 8, and/or (y) in connection with Tenant’s obligations as more fully set forth in Section 30. In no event shall the foregoing limit the damages to which Landlord is entitled under this Section 21(c)(ii)(A)-(D).

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) subject to and on the conditions described in this Section 22 (including, without limitation, Section 22(b)), Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof that are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities that were owners thereof as of the Effective Date to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company as of the Effective Date, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, Tenant shall have the right to obtain financing from institutional investors (including venture capital funding and corporate partners) or undergo a public offering which results in a change in control of Tenant without such change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing at least 5 business days prior to the closing of the financing, and (ii) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 60 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to reasonably review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), (ii) if the assignment or subletting is for all or substantially all of the Premises for substantially the remainder of the Term, refuse such consent, in its reasonable discretion; or (iii) with respect to any assignment, or with respect to any sublease that would result in more 50% of the Premises being subleased for all or substantially all of the remainder of the Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 24

Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) intentionally omitted; (7) Landlord or an affiliate of Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant is then an occupant of the Project and Landlord has comparable space available in the Project to meet such assignee or subtenant’s needs; (10) the proposed assignee or subtenant is an entity with whom Landlord is then currently negotiating to lease space in the Project and Landlord has comparable space available in the Project to meet such assignee or subtenant’s needs; or (11) the assignment or sublease is prohibited by the Holder of a Mortgage encumbering all or a portion of the Property. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Other than in connection with a Permitted Assignment, Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Tenant and any assignee or sublessee shall execute a reasonable form of acknowledgment of assignment or sublease, as applicable, acceptable to Landlord on or before the effective date of the Control Permitted Assignment.

In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord within 5 business days thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) if the then-current Tenant is not the surviving entity, then on or before the effective date of the Corporate Permitted Assignment, such assignee shall execute a reasonable form of acknowledgment of assignment reasonably acceptable to Landlord pursuant to which, among other things, such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease, and the assignee shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.” Notwithstanding anything to the contrary contained in this Lease or in the Work Letter, in no event shall Landlord be required to agree to any Changes (as such term is defined in the Work Letter) to Landlord’s Work in connection with any assignment or sublease, including any Permitted Assignment.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 25

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Other than in connection with a Permitted Assignment, if the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the Base Rent and Operating Expenses payable under this Lease with respect to the applicable portion of the Premises (excluding however, any Rent payable under this Section) and actual and reasonable and customary brokerage fees, legal costs, market inducements, improvement allowances, any design or construction fees and other reasonable and customary concessions (collectively, the “Sublease/Assignment Costs”) directly related to and required pursuant to the terms of any such sublease or assignment (“Excess Rents”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 business days following receipt thereof by Tenant. For the purpose of calculating Excess Rents, the Sublease/Assignment Costs shall be amortized on a straight-lined basis over the term of the applicable sublease or assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 26

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to Tenant’s actual knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further factual information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within 5 days after Tenant’s receipt of a second written request for such certificate from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. Such rules and regulations may include, without limitation, rules and regulations relating to the use of the Project Amenities and/or rules and regulations which are intended to encourage social distancing, promote and protect health and physical well-being within the Building and the Project and/or intended to limit the spread of communicable diseases and/or viruses of any kind or nature that are more virulent than the seasonal flu (collectively, “Infectious Conditions”). The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between such rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Property or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed (including Tenant’s right to quiet enjoyment as set forth in Section 24) by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute,

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 27

acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

As of the Effective Date, there is no existing Mortgage encumbering the Project. Upon written request from Tenant, Landlord agrees to use reasonable efforts to cause the Holder of any future Mortgage to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with Tenant with respect to this Lease. The SNDA shall be on the Holder’s form and Tenant shall pay as Additional Rent the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any reasonable changes to the SNDA requested by Tenant. Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) despite such efforts shall not be a default by Landlord under this Lease.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in broom clean condition (a) in the same condition as received (except for any Alterations or Installations permitted by Landlord to remain in the Premises pursuant to Section 12), subject to ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19, (b) with all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building removed, (c) free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord or any of Landlord’s employees, agents and contractors (collectively, “Tenant HazMat Operations”), and (d) released of all Hazardous Materials Clearances. At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and reasonable approval of Landlord’s environmental consultant. In connection with the review and reasonable approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties with a legitimate business reason for reviewing such report; provided, however that Landlord instructs such parties to treat the same as confidential.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 28

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Upon the expiration or earlier termination of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages or loss resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises, the Property, or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on,

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 29

or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Property or the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises, the Property or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Landlord further acknowledges that Tenant will be using radioactive materials as part of the Permitted Use, subject to Tenant’s compliance with the terms and conditions of this Lease. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 30

(d) Testing. Landlord shall have the right, upon reasonable advance written notice to Tenant, to conduct annual tests of the Premises to determine whether any contamination of the Premises, the Property or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the reasonable out-of-pocket cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right, upon reasonable advance written notice to Tenant, to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Lease in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant. Subject to the terms of Section 32 below, Tenant shall have the right to have a Tenant representative present while Landlord conducts tests in the Premises pursuant to this Section 30(d).

(e) Control Areas. Tenant shall have the use of 100% of the control areas identified as Control Areas 1.1, 2.1 and 2.2 on Exhibit H. For the avoidance of doubt, Tenant shall not have rights with respect to any other control areas at the Project.

(f) Storage Tanks. If storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to use or install any underground storage tanks at the Project.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. Any period after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Lease (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan) shall constitute a hold over pursuant to Section 8.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 31

Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary so long as Landlord has commenced the cure and is diligently prosecuting the same to completion). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 5 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 5 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder within 5 business days of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Building Systems, the Building structure or the Common Areas or adversely impact other occupants of the Building, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 12 months of the Term, to prospective tenants or for any other business purpose. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially,

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 32

adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s written safety and security protocols with respect to entering the Premises; provided, however, that a copy of the same has previously been provided to Landlord.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

Subject to the terms of this Lease, including, without limitation, Tenant’s compliance with Section 12, Tenant, at Tenant’s sole cost and expense, shall have the right to install and maintain a security and card access system including camera inside and outside the Premises and at the entrance to the Premises (“Tenant’s Security System”), subject to the following conditions: (i) Tenant’s plans and specifications for the proposed Tenant’s Security System shall be subject to Landlord’s prior written approval, which approval will not be unreasonably withheld (except with respect to cameras outside of the Premises, the location of which shall be subject to Landlord’s prior approval which may be withheld in its sole discretion); provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System may be compatible with the Building’s systems and equipment and Tenant does not violate the reasonable privacy rights of any other occupants of the Project; (ii) Landlord shall be provided with keys, codes and/or access cards, as applicable, and means of immediate access to fully exercise all of its entry rights under this Lease with respect to the Premises; and (iii) Tenant shall keep Tenant’s Security System in good operating condition and repair and Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Security System. All costs and expenses associated with the removal of Tenant’s Security System and the repair of any damage to the Premises and the Building resulting from the installation and/or removal of same shall be borne solely by Tenant. Notwithstanding anything to the contrary contained herein, neither Landlord nor any Landlord Parties shall be directly or indirectly liable to Tenant, any Tenant Parties or any other person and Tenant hereby waives any and all claims against and releases Landlord and Landlord Parties from any and all claims arising as a consequence of or related to Tenant’s Security System, or the failure thereof.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, local, regional or national epidemic or pandemic, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, cyberattacks, ransomware attacks and similar events, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Re:Align, Cushman & Wakefield and CBRE. Landlord and Tenant

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 33

each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Re:Align, Cushman & Wakefield and CBRE, claiming a commission or other form of compensation, if any, by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to Re:Align, Cushman & Wakefield and CBRE arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Re:Align, Cushman & Wakefield and CBRE, on the one hand, and Landlord, on the other hand.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

In no event shall personal liability be asserted for Tenant’s obligations under this Lease against any of Tenant’s officers, directors, employees or agents.

Tenant acknowledges and agrees that measures and/or services implemented at the Project, if any, intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, may not prevent the spread of such Infectious Conditions. Neither Landlord nor any Landlord Indemnified Parties shall have any liability and Tenant waives any claims against Landlord and the Landlord Indemnified Parties with respect to any loss, damage or injury in connection with (x) the implementation, or failure of Landlord or any Landlord Indemnified Parties to implement, any measures and/or services at the Project intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, or (y) the failure of any measures and/or services implemented at the Project, if any, to limit the spread of any Infectious Conditions.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Property or the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 34

personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises, the Building, the Property or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Building standard suite entry signage shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Landlord, and shall be of a size, color and type reasonably acceptable to Landlord and Tenant’s name and suite number shall be included on the Building lobby directory. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The Building lobby directory shall be provided exclusively for the display of the name and location of tenants.

Tenant shall have the non-exclusive right to display, at Tenant’s cost and expense, a sign bearing Tenant’s name and/or logo on the monument sign serving the Building in a location designated by Landlord (the “Monument Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s signage on the Monument Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Notwithstanding the foregoing, Landlord hereby approves Tenant’s standard corporate signage design, colors, and logo, and signage depicted on Exhibit I attached hereto, in the location identified on Exhibit I. Tenant shall be responsible, at Tenant’s sole cost and expense, for the design, permitting, fabrication, installation and maintenance of Tenant’s signage on the Monument Sign, for the removal of Tenant’s signage on the Monument Sign at the expiration or earlier termination of this Lease, and for the repair of all damage resulting from such removal.

Tenant shall also have the non-exclusive right to display 1 sign bearing Tenant’s name and logo on the Building-top in a location designated by Landlord (the “Building Sign”). Notwithstanding the foregoing, Tenant acknowledges and agrees that Tenant’s Building Sign including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Notwithstanding the foregoing, Landlord hereby approves Tenant’s standard corporate signage design, colors, and logo, and signage depicted on Exhibit I, to be located in one of the two locations identified on Exhibit I. Tenant shall be responsible, at Tenant’s sole cost and expense, for the design, permitting, fabrication, installation and maintenance of Tenant’s Building Sign, for the removal of Tenant’s Building Sign at the expiration or earlier termination of this Lease, and for the repair of all damage resulting from such removal.

Subject to obtaining Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and otherwise subject to compliance with the terms and conditions of this Section 38, Tenant shall have the right to alter Tenant’s Monument Sign and/or Building Sign from time to time (but in no event more often than once per year) during the Term; provided, however that Tenant shall obtain Landlord’s prior written consent pursuant to this Section 38 and shall otherwise comply with the all of the terms and conditions of this Section 38 (including, without limitation, that the design, permitting, fabrication, installation, maintenance, removal and replacement of any such Monument Sign and Building Sign shall be at Tenant’s sole cost and expense).

39. Right of First Refusal.

(a) Subject to the terms of this Section 39(a), the first time after the Effective Date that Landlord intends to accept a bona fide written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal, which Pending Deal Notice shall include the material terms of the Pending Deal. For purposes of this Section 39(a), “ROFR Space” shall mean that certain space in the first floor of the Building, as more particularly described on Exhibit J attached hereto, which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 36 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Landlord has agreed to construct a spec suite, containing approximately 5,000 rentable square feet, on the first floor of the Building, as more particularly identified on Exhibit J as the “Spec Suite” (the “Spec Suite”). Landlord and Tenant acknowledge and agree that the plans for the Spec Suite attached as Exhibit J have been

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 35

agreed to by Landlord and Tenant. Landlord shall not materially modify the plans for the Spec Suite without obtaining Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall use commercially reasonable efforts to construct the Spec Suite concurrently with Landlord’s construction of the Tenant Improvements under the Work Letter. Notwithstanding the foregoing, Tenant acknowledges and agrees that, as of the date of this Lease, Landlord intends to enter into a lease agreement with Tentatrix Biotherapeutics, Inc., a Delaware corporation (“Tentatrix Lease”) with respect to that certain portion of the ROFR Space known as Suite 100, containing approximately 12,635 rentable square feet, and (x) Landlord agrees the term of the Tentatrix Lease shall expire no later than December 31, 2026, (y) Landlord shall have no obligation to deliver to Tenant a Pending Deal Notice in connection with such Tentarix Lease, and (z) Tenant shall not have a Right of First Refusal with respect to such space until the expiration or earlier termination of the Tentatrix Lease. For the avoidance of doubt, Tenant’s Right of First Refusal shall be superior to any proposed extension of the Tentarix Lease beyond December 31, 2026. For the avoidance of doubt, Tenant shall be required to exercise its right under this Section 39(a) with respect to all of the space described in the Pending Deal Notice, including, at Landlord’s option, any space in addition to the ROFR Space that is described in the Pending Deal Notice, which additional space shall be deemed to be included as part of the ROFR Space (the “Identified Space”). Within 5 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Space Acceptance Notice within the required 5 business day period, Tenant shall be deemed to agree to expand the Premises to include the Identified Space and to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of this Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. Tenant acknowledges that the term of this Lease with respect to the Identified Space and the Term of this Lease with respect to the existing Premises may not be co-terminous. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter apply to the Identified Space. If Tenant fails to deliver an Acceptance Notice to Landlord within the required 5 business day period, Tenant shall be deemed to have forever waived its rights under this Section 39(a) to lease the Identified Space; provided, however, that if (i) Landlord has not entered into a lease for the Identified Space within 180 days after Landlord’s delivery to Tenant of a Pending Deal Notice, or (ii) Landlord intends to lease the Identified Space to a third party for a net effective rental rate of less than 95% of the rental rate set forth in the Pending Deal Notice, then Tenant’s Right of First Refusal with respect to the Identified Space shall be restored and Landlord shall deliver to Tenant a new Pending Deal Notice. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to a Pending Deal Notice and the provisions of this Section 39(a) shall no longer apply after the date that is 12 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 40.

(b) Amended Lease. If: (i) Tenant fails to timely deliver an Acceptance Notice, or (ii) after the expiration of a period of 20 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Identified Space, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion after using diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to lease such Identified Space.

(c) Exceptions. Notwithstanding the above, the Right of First Refusal shall not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in default under any provision of this Lease (beyond any applicable notice and cure periods); or

(ii) during any period of time that 50% or more of the Premises, in the aggregate, is subject to a sublease or an assignment that is not a Permitted Assignment; or

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 36

(iii) if Tenant has been in default (beyond any applicable notice and cure periods) under any provision of this Lease 3 or more times, whether or not such defaults have been cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

(d) Termination. The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely delivery of an Acceptance Notice, if, after such delivery, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails to cure any default by Tenant under this Lease prior to the expiration or any applicable notice and cure periods; or (ii) Tenant has defaulted (beyond any applicable notice and cure periods) 3 or more times during the period commencing on the date of delivery of an Acceptance Notice through the date of the commencement of the lease of the Identified Space, whether or not such defaults have been cured.

(e) Rights Personal. The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

40. Right to Extend Term. Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have one right (an “Extension Right”) to extend the term of this Lease for 36 months (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right (the “Exercise Notice”) at least 12 months prior, and no earlier than 15 months prior, to the expiration of the Base Term of this Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.

As used herein, “Market Rate” shall mean the rate that Landlord, affiliates of Landlord, and comparable landlords of comparable buildings have accepted during the 12 month period prior to Tenant’s exercise of the Extension Right from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including the Tenant Improvements, Alterations and other improvements) and floor height in comparable in laboratory/office buildings in the Torrey Pines submarket (including those owned by Landlord or affiliates of Landlord) for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, available amenities (including, without limitation, the Project Amenities and the Regional Amenities (as defined in Section 41)), age of the Buildings, age and size of mechanical systems serving the Premises (including, without limitation, the emergency generator), percentage of laboratory and office space, parking costs, leasing commissions, allowances or concessions, if any.

Tenant shall exercise the Extension Right, if at all, as follows: (i) Tenant shall deliver written notice to Landlord (the “Interest Notice”) at least 13 months, and no earlier than 16 months, prior to the expiration of the Base Term, requesting Landlord’s determination of the Market Rate and escalations for the Extension Term; (ii) Landlord shall deliver written notice (the “Extension Rent Notice”) to Tenant within 30 days after Landlord’s receipt of the Interest Notice setting forth Landlord’s good faith determination of the Market Rate for the Extension Term; and (iii) if Tenant wishes to exercise the Extension Right, Tenant shall, on or before

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 37

the date which is 12 months prior to the expiration of the Base Term, exercise the Extension Right by delivering an Exercise Notice to Landlord. Concurrently with Tenant’s delivery of an Exercise Notice to Landlord, Tenant may object, in writing (the “Objection Notice”), to Landlord’s determination of the Market Rate set forth in the Extension Rent Notice, in which event such Market Rate shall be determined by arbitration pursuant to Section 40(b) below. If Tenant does not deliver an Objection Notice pursuant to the immediately preceding sentence, Tenant shall be deemed to have accepted the Market Rate set forth in the Extension Rent Notice. Tenant acknowledges and agrees that, if Tenant has delivered an Exercise Notice to Landlord pursuant to this Section 40(a), Tenant shall have no right thereafter to rescind such Exercise Notice or elect not to extend the Term of the Lease for the Extension Term.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 business days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 38

(i) during any period of time that Tenant is in default under any provision of this Lease (beyond any applicable notice and cure periods); or

(ii) during any period of time that 50% or more of the Premises, in the aggregate, is subject to a sublease or an assignment that is not a Permitted Assignment; or

(iii) if Tenant has been in default (beyond any applicable notice and cure periods) under any provision of this Lease 3 or more times, whether or not such defaults have been cured, during the 12 month period prior to the date on which Tenant seeks to exercise such Extension Right.

(d) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that it may be assigned in connection with any assignment of this Lease that constitutes a Permitted Assignment of this Lease.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Extension Right.

(f) Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease (beyond any applicable notice and cure periods); or (ii) Tenant has defaulted (beyond any applicable notice and cure periods) 3 or more times during the period commencing on the date of the exercise of such Extension Right to the date of the commencement of the Extension Term, whether or not such defaults have been cured.

41. The Alexandria Regional Amenities.

(a) Generally. Certain amenities are available at that certain property owned by ARE-SD Region No. 17, LLC, a Delaware limited liability company (“The Alexandria Landlord”), located at 10996 Torreyana Road, San Diego, California (“The Alexandria”), which, as of the date of this Lease, include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Regional Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of The Alexandria Landlord, (e) The Alexandria Landlord, (f) other affiliates of Landlord, The Alexandria Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (g) the tenants of such other affiliates of Landlord, The Alexandria Landlord and ARE, and (h) any other parties permitted by The Alexandria Landlord (collectively, “Users”). Landlord, The Alexandria Landlord, ARE, and all affiliates of Landlord, Alexandria Landlord and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that The Alexandria Landlord shall have the right, at the sole discretion of The Alexandria Landlord, to not make the Regional Amenities available for use by some or all currently contemplated Users (including Tenant), provided, however, that, subject to Tenant’s compliance with the terms and conditions of this Section 41, such Regional Amenities will be made available to Tenant so long as they are made generally available to the other tenants at the Project pursuant to their leases for space at the Project. The Alexandria Landlord shall have the sole right to determine all matters related to the Regional Amenities including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of the Regional Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Regional Amenities. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the availability of the Regional Amenities and that Tenant is not entering into this Lease relying on the continued availability of the Regional Amenities to Tenant.

(b) License. Commencing on the Commencement Date, and so long as The Alexandria and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 39

of the available Regional Amenities in common with other Users pursuant to the terms of this Section 41. Tenant shall be entitled to 2.5 passes to the fitness center located at The Alexandria per 1,000 rentable square feet of the Premises for use by employees of Tenant employed at the Premises. If any employee of Tenant to whom a fitness center pass has been issued ceases to be an employee of Tenant at the Premises or any employee to whom an access card (which does not include a fitness center pass) has been issued ceases to be an employee of Tenant at the Premises, Tenant shall, immediately upon such employee’s change in status, collect such employee’s pass or access card, as applicable, deliver it to Landlord and along with written notice of such employee’s change in status. Commencing on the Commencement Date, Tenant shall commence paying Landlord a fixed fee during the Base Term equal to $6.00 per rentable square foot of the Premises per year (“Regional Amenities Fee”), which Regional Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Regional Amenities. The Regional Amenities Fee shall be increased annually on each anniversary of the Commencement Date by 3%.

(c) Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities and restaurant at The Alexandria shall be in common with other Users with scheduling procedures reasonably determined by The Alexandria Landlord or The Alexandria Landlord’s then designated event operator (“Event Operator”). Tenant’s use of the Shared Conference Facilities shall be subject to the payment by Tenant to The Alexandria Landlord of a fee equal to The Alexandria Landlord’s quoted rates for the usage of the Shared Conference Facilities in effect at the time of Tenant’s scheduling. Tenant’s use of the conference rooms in the Shared Conference Facilities shall be subject to availability and The Alexandria Landlord (or, if applicable, Event Operator) reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users. Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included within the Regional Amenities for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.

Tenant shall be required to use the food service operator designated by The Alexandria Landlord at The Alexandria (the “Designated Food and Beverage Operator”) for any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities. The Alexandria Landlord has the right, in its sole and absolute discretion, to change the Designated Food and Beverage Operator at any time. Tenant may not use any vendors other than the Designated Food and Beverage Operator nor may Tenant supply its own food and/or beverages in connection with any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, subject to casualty, and free of any debris and trash. If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.” Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default. The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200. The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.). In addition to the foregoing, Tenant shall be responsible for reimbursing The Alexandria Landlord or Landlord, as applicable, for all costs expended by The Alexandria Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Regional Amenities, or The Alexandria caused by Tenant or any Tenant Party. The provisions of this Section 41(c) shall survive the expiration or earlier termination of this Lease.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 40

(d) Restaurant. Tenant’s employees that have been issued an access card to The Alexandria shall have the right, along with other Users, to access and use the restaurant located at The Alexandria.

(e) Rules and Regulations. Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators and any other third party vendors providing services to Tenant at The Alexandria. Tenant shall use the Regional Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by The Alexandria Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users.. Rules and regulations imposed by Alexandria Landlord or Landlord with respect to the Regional Amenities may include rule and regulations intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions The use of the Regional Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by The Alexandria Landlord or the operator of the Regional Amenities to be executed by all persons wishing to use such Regional Amenities. Neither The Alexandria Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Regional Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Regional Amenities or The Alexandria.

Tenant acknowledges and agrees that The Alexandria Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Regional Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Regional Amenities.

(f) Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria. To the extent permitted by applicable Legal Requirements, Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Regional Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Regional Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Regional Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the negligence or willful misconduct of ARE Parties. The provisions of this Section 41(f) shall survive the expiration or earlier termination of this Lease.

42. Alternative Premises. If at any time during the Term of this Lease, Tenant is considering leasing additional or alternative space in the San Diego area, Tenant shall deliver written notice (“Premises Notice”) to Landlord, which Premises Notice shall include a description of the additional or alternative space desired by Tenant. Tenant agrees that Landlord shall have the right, if it so elects and without any obligation to do so, within 45 days following such notice, prior to Tenant going out to the market to seek any such additional or alternative space, to offer Tenant additional or alternative premises which satisfy in part or in its entirety the premises being sought by Tenant (“Alternative Premises”) on market terms at the Project or, if Landlord so elects, at another property in the San Diego area owned or controlled by an entity controlled by, under common control with, or controlling Landlord including, without limitation, any of the constituent members of Landlord or Alexandria Real Estate Equities, Inc. (any such entity, an “Affiliate”). Landlord and/or any Affiliate, as the case may be, shall have the right, if it so elects and without any obligation to do so, to acquire a new project or redevelop any existing project it then owns to provide the Alternative Premises. Tenant shall consider in good faith any Alternative Premises offered to Tenant by Landlord (or its Affiliate), but Tenant shall have no obligation to enter into a new lease for such Alternative Premises with Landlord (or its Affiliate).

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 41

If Landlord (or its Affiliate) and Tenant identify an Alternative Premises acceptable to Tenant, Landlord (or its Affiliate) and Tenant shall use good faith efforts to negotiate and enter into a new lease for such Alternative Premises. Such new lease shall otherwise be upon terms and conditions acceptable to Landlord or Affiliate, as the case may be, and Tenant, each in their sole and absolute discretion. If the parties are unable in a reasonable period of time to (x) identify an Alternative Premises reasonably acceptable to Tenant or (y) come to agreement on a new lease, then Tenant shall be free to pursue any other lease options that it elects. If Landlord (or its Affiliate) and Tenant fail to identify an Alternative Premises acceptable to Tenant, then Tenant shall be free to pursue any other lease options that it elects. The provisions of this Section 43 shall only apply so long as ARE-3535/3565 General Atomics Court, LLC, or an Affiliate is the owner of the Project.

43. Satellite Dish. As long as Tenant is not in default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the Building (based on Tenant’s proportionate share of the space available on the roof) in a location designated by Landlord one satellite dish, microwave dish, communication antennae (all of which having a diameter and height acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire (collectively, the “Satellite Dish”) on the following terms and conditions:

(a) Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Satellite Dish, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Satellite Dish, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Satellite Dish. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Satellite Dish; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Satellite Dish (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Building, (D) may reduce the leasable space in the Building, (E) is not properly screened from the viewing public, or (F) is not permitted under applicable Legal Requirements or any existing contractual requirements.

(b) No Damage to Roof. If installation of the Satellite Dish requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building in locations approved in writing by Landlord and in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Satellite Dish such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Satellite Dish. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Satellite Dish, Tenant shall pay such increase as Additional Rent within ten (10) days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Satellite Dish. In no event whatsoever shall the installation, operation, maintenance, or removal of the Satellite Dish by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c) Protection. The installation, operation, and removal of the Satellite Dish shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Satellite Dish.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 42

(d) Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Satellite Dish by Tenant, Tenant shall, at its sole cost and expense, remove the Satellite Dish from the Building. Tenant shall leave the portion of the roof where the Satellite Dish was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Satellite Dish, such Satellite Dish shall be deemed abandoned and may, at Landlord’s election, be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages or loss resulting from Landlord’s retention and/or disposition of the Satellite Dish.

(e) No Interference. The Satellite Dish shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord or for any other tenant or future tenant of the Building. Tenant acknowledges that other tenant(s) may have approval rights over the installation and operation of telecommunications equipment and devices on or about the roof, and that Tenant’s right to install and operate the Satellite Dish is subject and subordinate to the rights of such other tenants. Tenant agrees that any other tenant of the Building that currently has or in the future takes possession of any portion of the Building will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause unreasonable interference to the Satellite Dish.

(f) Relocation. Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Satellite Dish to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Satellite Dish.

(g) Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Satellite Dish. Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(h) Appearance. If permissible by Legal Requirements, the Satellite Dish shall be painted the same color as the Building so as to render the Satellite Dish virtually invisible from ground level.

(i) No Assignment. The right of Tenant to use and operate the Satellite Dish shall be personal solely to Pipeline Therapeutics, Inc., and (i) no other person or entity shall have any right to use or operate the Satellite Dish, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Satellite Dish or the use and operation thereof, except that it may be assigned in connection with any Permitted Assignment of this Lease.

44. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be delivered by (i) reputable overnight guaranty courier, (ii) hand delivery with signature confirming receipt, or (iii) email transmission to the email address set forth in the Basic Lease Provisions for the applicable party, which email includes in the subject line (x) the Project address, (y) Tenant name and (z) “NOTICE UNDER LEASE” in all caps, provided a hard copy of any email notice is also sent the same day by one of the delivery methods provided in sub-sections (i) or (ii) (each, a “Follow Up Notice”). Notices delivered pursuant to the delivery methods provided in sub-sections (i) or (ii) shall be deemed duly given when actually received by the addressee or when delivery thereof is refused. Notices delivered via email and sent during the hours of 8:00 a.m. and 3:00 p.m. PST shall be deemed duly given on the day sent; provided, however, that any email notice delivered on a Saturday, Sunday or legal holiday observed in the State of California, or after 3:00 p.m. PST shall be deemed given on the next day that is not a Saturday, Sunday or legal holiday observed in the State of California. For the avoidance of doubt, for an email notice to be effective as provided in the immediately preceding sentence, a Follow Up Notice must be delivered to the addressee of the email notice within 48 hours of the date that the email notice is delivered. If a Follow

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 43

Up Notice is not received within such 48-hour period, actual notice will be deemed to have been given on the date that the Follow Up Notice is delivered rather than on the date of delivery of the email notice. Notwithstanding anything to the contrary contained herein, notice sent via email shall in no event constitute a notice hereunder if the sender receives notice or otherwise has knowledge that the email notice was not properly transmitted or otherwise received by the addressee. All notices shall be delivered to the parties at their addresses set forth in the Basic Lease Provisions. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) upon Landlord’s written request on an annual basis, Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) upon Landlord’s written request on a quarterly basis, Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) upon Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) upon Landlord’s written request from time to time, corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) upon Landlord’s written request from time to time, any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 44(c) may delivered to Tenant via email. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 44(c) shall not apply.

Landlord agrees to hold the financial statements and other financial information provided under this section in confidence using at least the same degree of care that Landlord uses to protect its own confidential information of a similar nature; provided, however, that Landlord may disclose such information to Landlord’s auditors, attorneys, consultants, lenders, affiliates, prospective purchasers and investors and other third parties as reasonably required in the ordinary course of Landlord’s operations, provided that Landlord shall request that such parties treat the information as confidential. The obligations of confidentiality hereunder shall not apply to information that was in the public domain at the time it was disclosed to Landlord, entered into the public domain subsequent to the time it was disclosed to Landlord through no fault of Landlord, or was disclosed by Tenant to a third party without any confidentiality restrictions. In addition, Landlord may disclose such information without violating this section to the extent that disclosure is reasonably necessary (x) for Landlord to enforce its rights or defend itself under this Lease; (y) for required submissions to any state or federal regulatory body; or (z) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, provided that, other than in an emergency, before disclosing such information, Landlord shall give Tenant 5 business days’ prior notice of the same to allow Tenant to obtain a protective order or such other judicial relief.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 44

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(j) OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Landlord’s Proprietary Operations. Tenant further acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord. Tenant shall notify Landlord immediately if Tenant becomes aware of any third party contacting Tenant or any Tenant Parties requesting information regarding Landlord’s business operations.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 45

(o) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(p) Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may from time to time, subject to the fifth sentence of Section 1 of this Lease, expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. Tenant acknowledges and agrees that construction noise, vibrations and dust associated with normal construction activities in connection with any redevelopment of the Project are to be expected during the course of such construction. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises. Landlord shall use commercially reasonable efforts to minimize interruption with Tenant’s operations in the Premises in connection with any redevelopment of the Project pursuant to this Section 44(p).

(q) EV Charging Stations. To the extent that the Project is not exempt Section 1952.7 of the California Civil Code, Landlord shall not unreasonably withhold its consent to Tenant’s written request to install 1 or more electric vehicle car charging stations (“EV Stations”) in the parking area serving the Project; provided, however, that Tenant complies with all reasonable requirements, standards, rules and regulations which may be imposed by Landlord, at the time Landlord’s consent is granted, in connection with Tenant’s installation, maintenance, repair and operation of such EV Stations, which may include, without limitation, the charge to Tenant of a reasonable monthly rental amount for the parking spaces used by Tenant for such EV Stations, Landlord’s designation of the location of Tenant’s EV Stations, and Tenant’s payment of all costs whether incurred by Landlord or Tenant in connection with the installation, maintenance, repair and operation of each Tenant’s EV Station(s). Nothing contained in this paragraph is intended to increase the number of parking spaces which Tenant is otherwise entitled to use at the Project under Section 10 of this Lease nor impose any additional obligations on Landlord with respect to Tenant’s parking rights at the Project.

(r) California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 46

lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

(s) Shuttle Services. Landlord and affiliates of Landlord plan to provide a campus shuttle service for the Project and other buildings in the vicinity of the Project that are owned by affiliates of Landlord (the “Shuttle Service”); provided, however, that neither Landlord nor any affiliate of Landlord shall be obligated to provide the Shuttle Service (or, once the Shuttle Service has commenced, to continue providing the Shuttle Service for any specific period of time) or to cause the Shuttle Service to follow any specific route, make any specific stops, or adhere to any specific schedule or hours of operation. If Landlord and affiliates of Landlord actually commence operation of the Shuttle Service, (i) Landlord shall give Tenant written notice of the date such operation will commence (“Shuttle Services Commencement Date”) and the planned route, stops, schedule, and hours of operation, (ii) Landlord shall permit Tenant’s employees actually employed at the Project to use the Shuttle Service, and (iii) regardless of whether Tenant’s employees use the Shuttle Services, commencing on later to occur of (x) the Shuttle Services Commencement Date, or the Commencement Date, through the earlier of the expiration of the Term or the date that Landlord permanently ceases to provide Shuttle Service, Operating Expenses shall include the cost of provision the Shuttle Service (the “Shuttle Service Costs”). Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the commencement or continued availability of the Shuttle Service and that Tenant is not entering into this Lease with an expectation that the Shuttle Service shall commence or continue to be available to Tenant throughout the Term.

(t) Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 47

(u) Nitrogen Tank. Subject to the terms of the Work Letter, in connection with Tenant’s use and occupancy of the Premises, Tenant shall have the right to install, at Tenant’s sole cost and expense, one nitrogen tank exclusively serving the Premises, not to exceed not to exceed a size of 1,500 gallons (the “N2 Tank”) in the portion of the Project identified on Exhibit L attached hereto (the “N2 Tank Area”). Landlord shall construct, at Landlord’s sole cost, the pad, enclosure and infrastructure required for Tenant’s N2 Tank as set forth in the Work Letter. Tenant shall be required to enter a contract with a vendor to provide nitrogen to the N2 Tank when needed, which contract shall be in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, with a vendor reasonably acceptable to Landlord. In addition, Tenant shall have all of the obligations under the Lease with respect to the N2 Tank and the N2 Tank Area as though N2 Tank and the N2 Tank Area were part of the Premises, excluding the obligation to pay Base Rent or Operating Expenses. If the N2 Tank Area is located within the parking areas of the Project, the number of parking spaces allocated to Tenant pursuant to Section 10 shall be reduced by the number of parking spaces impacted by the N2 Tank Area. Tenant shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the N2 Tank and the N2 Tank Area. Landlord shall have no obligation to make any repairs or other improvements to the N2 Tank or the N2 Tank Area and Tenant shall maintain the same, at Tenant’s sole cost and expense, in substantially the same condition as received during the Term as though the same were part of the Premises. Notwithstanding the foregoing, Landlord shall maintain, at no cost to Tenant except as part of Operating Expenses, the pad for the N2 Tank Area and the gas lines from the N2 Tank to and through the Premises. Tenant shall, at Tenant’s sole cost and expense, remove the N2 Tank and surrender the N2 Tank Area at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of this Lease, including the delivery of a Decommissioning and HazMat Closure Plan at the expiration or earlier termination of the Term. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to relocate the N2 Tank and the N2 Tank Area to another area in the Project reasonably designated by Landlord upon prior written notice thereof to Tenant, provided that Landlord shall pay the reasonable costs of relocating the N2 Tank and N2 Tank Area.

(v) Prevailing Party’s Fees. In the event that either party should bring suit or commence any suit or proceeding related to this Lease against the other party, then all reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by the prevailing party relating to such legal action shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(w) Landlord Lien Waiver. Subject to the provisions of this paragraph, during the Term, Landlord waives any statutory landlord’s lien and any attachment for Rent on Tenant’s Property and on any Alteration of Tenant that is not required to be surrendered to Landlord at the expiration or sooner termination of the Term of this Lease (collectively, “Personalty”) that Landlord may have or may hereafter acquire. Landlord acknowledges and agrees that Tenant’s Personalty may be leased from an equipment lessor or encumbered by Tenant’s lender (collectively, “Equipment Lessor”) and that Tenant may execute and enter into an equipment lease or security agreement with respect to such Personalty (“Equipment Lease”). If and to the extent required by any Equipment Lease or Equipment Lessor, Landlord shall execute and deliver to the Equipment Lessor a written consent, waiver and/or acknowledgment which is in form and content reasonably acceptable to Landlord (“Lien Waiver”) in which Landlord (i) acknowledges and agrees that, during the Term, the Personalty which is the subject of the Equipment Lease and described with specificity on an exhibit to the Lien Waiver constitutes the personal property of Tenant (unless contrary to the provisions of this Lease), and shall not be considered to be part of the Premises, regardless of whether or by what means they become attached thereto, (ii) agrees that, during the Term, it shall not claim any interest in such Personalty, and (iii) agrees that Equipment Lessor may enter the Premises for the purpose of removing such Personalty, but only if, in such consent such Equipment Lessor agrees to repair any damage resulting from such removal and to indemnify and hold harmless Landlord from and against any claim or other loss that results from such entry and, agrees, within 3 business days after the expiration or termination of the Term to pay all Rent that would accrue under this Lease if it had not terminated or expired

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 48

for the period from the expiration or termination of such Lease until 5 business days after such Equipment Lessor relinquishes its right rights to enter into the Premises; provided, further, such Equipment Lessor’s right to enter the Premises shall in any event expire 30 days after the expiration or termination of this Lease in which case the Equipment Lessor and Tenant shall agree that the Personalty shall be deemed abandoned. Such Lien Waiver documents also may contain such other reasonable and customary provisions that are reasonably acceptable to Landlord. Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating each Lien Waiver.

(x) Storage Area. Commencing on the Commencement Date, Tenant shall have the right during the Term to use that certain portion of the Building’s basement parking area identified on Exhibit M (the “Storage Area”) for the storage of Tenant’s property and for no other use or purpose. Tenant may not store any Hazardous Materials in the Storage Area. Tenant acknowledges and agrees that, as of the Commencement Date, all of Tenant’s obligations under the Lease shall apply with respect to the Storage Area as though the Storage Area were part of the Premises, except for the obligation to pay Base Rent and Operating Expenses. Landlord shall have no obligation to make any repairs or other improvements to the Storage Area and Tenant shall maintain the same, at Tenant’s sole cost and expense, in substantially the same condition as received during the term as though the same were part of the Premises. Tenant shall not make any alterations, additions, or improvements to Storage Area of any kind whatsoever. Tenant shall, at Tenant’s sole cost and expense, surrender the Storage Area at the expiration or earlier termination of the term of the Lease free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 28 of this Lease.

[ Signatures on next page ]

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 49

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

PIPELINE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Peter Slover
Name:	Peter Slover
Its:	Chief Financial Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, Inc.,
a Maryland corporation, managing member

	By:	/s/ Gary Dean
	Name:	Gary Dean
	Its:	Executive Vice President – Real Estate Legal Affairs

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

[omitted]

EXHIBIT B-1 TO LEASE

DESCRIPTION OF PROPERTY

[omitted]

EXHIBIT B-2 TO LEASE

DESCRIPTION OF PROJECT

[omitted]

EXHIBIT C TO LEASE

WORK LETTER

[omitted]

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

[omitted]

EXHIBIT E TO LEASE

Rules and Regulations

[omitted]

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 1

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

[omitted]

EXHIBIT G TO LEASE

MAINTENANCE OBLIGATIONS

[omitted]

EXHIBIT H TO LEASE

CONTROL AREA

[omitted]

EXHIBIT I TO LEASE

TENANT’S SIGNAGE

[omitted]

EXHIBIT J TO LEASE

ROFR SPACE

[omitted]

EXHIBIT K-1 TO LEASE

EXISTING FF&E

[omitted]

EXHIBIT K-2 TO LEASE

REMOVABLE FF&E LIST

[omitted]

3565 General Atomics – Suite 200&100A/Pipeline Tx - Page 2

EXHIBIT K-3 TO LEASE

REMOVABLE FF&E SPACE PLAN

[omitted]

EXHIBIT L TO LEASE

NITROGEN TANK STORAGE AREA

[omitted]

EXHIBIT M TO LEASE

STORAGE AREA

[omitted]